Exhibit 99.1
GUILD HOLDINGS COMPANY REPORTS SECOND QUARTER 2022 RESULTS

$5.7 billion Originations	$288 million Net Revenue	$58 million Net Income	$14 million Adjusted Net Income

SAN DIEGO, California - August 4, 2022 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights	Total in-house originations of $5.7 billion compared to $6.1 billion in the prior quarter
Net revenue of $287.5 million compared to $481.8 million in the prior quarter
Net income of $58.3 million compared to $208.0 million in the prior quarter
Servicing portfolio unpaid principal balance of $75.9 billion, up 4% compared to $73.3 billion as of March 31, 2022
Adjusted net income and Adjusted EBITDA totaled $13.9 million and $22.0 million, respectively, compared to $32.1 million and $46.7 million, respectively, in the prior quarter
Return on equity of 20.1% and adjusted return on equity of 4.8%, compared to 81.2% and 12.5%, respectively, in the prior quarter

Year-To-Date 2022 Highlights	Total in-house originations of $11.8 billion compared to $17.9 billion in the prior year
Net revenue of $769.3 million compared to $820.3 million in the prior year
Net income of $266.3 million compared to $169.5 million in the prior year
Servicing portfolio unpaid principal balance of $75.9 billion, up 16% compared to $65.7 billion as of June 30, 2021
Adjusted net income and Adjusted EBITDA totaled $46.0 million and $68.6 million, respectively, compared to $158.7 million and $219.2 million, respectively, in the prior year
Return on equity of 50.5% and adjusted return on equity of 8.7%, compared to 42.8% and 40.1%, respectively, in the prior year

CEO Commentary

“We delivered solid financial results for the second quarter of 2022 despite higher interest rates, excess capacity and limited inventories,” said Mary Ann McGarry, CEO. “Despite shifting market conditions, our tenured management team has a proven track record across cycles and our differentiated purchase-focused business model positions us well, as refinancing volumes continue to weaken. In fact, purchase loans accounted for 84% of our total origination volumes in the second quarter. Also, we remain focused on ongoing product development to stay in front of shifting market trends, as well as rightsizing the business. During periods of disruption, we maintain the flexibility to further align our costs with volume trends.

“Every market creates opportunities. We are well-capitalized, and our leverage ratios and liquidity levels position us well to capitalize on M&A opportunities as we continue to build our business. Broader market disruptions are driving a flight to quality, with sales people, teams, and companies considering Guild because of our long and successful history through market cycles, and our ability to take advantage of dislocations in the market.”

-    Mary Ann McGarry, CEO of Guild Holdings Company

Second Quarter 2022 Results	Originated 84% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association estimate of 70%
Gain on sale margins on originations of 363 bps
Gain on sale margins on pull-through adjusted locked volume of 357 bps
UPB of servicing portfolio grew 4% compared to the prior quarter to $76 billion
Purchase recapture rate of 29%
 Second Quarter Summary

($ amounts in millions, except per share amounts)	2Q’22	1Q’22	%∆	YTD’22	YTD’21	%∆
Total in-house originations	$5,721.9	$6,061.6	(6)%	$11,783.5	$17,941.2	(34)%
Gain on sale margin on originations (bps)	363	400	(9)%	382	433	(12)%
Gain on sale margin on pull-through adjusted locked volume (bps)	357	334	7%	347	454	(24)%
UPB of servicing portfolio (period end)	$75,856.6	$73,250.6	4%	$75,856.6	$65,670.3	16%
Net revenue	$287.5	$481.8	(40)%	$769.3	$820.3	(6)%
Total expenses	$209.1	$203.6	3%	$412.7	$592.8	(30)%
Net income	$58.3	$208.0	(72)%	$266.3	$169.5	57%
Return on equity	20.1%	81.2%	(75)%	50.5%	42.8%	18%
Adjusted net income	$13.9	$32.1	(57)%	$46.0	$158.7	(71)%
Adjusted EBITDA	$22.0	$46.7	(53)%	$68.6	$219.2	(69)%
Adjusted return on equity	4.8%	12.5%	(62)%	8.7%	40.1%	(78)%
Earnings per share	$0.95	$3.41	(72)%	$4.36	$2.83	54%
Diluted earnings per share	$0.95	$3.38	(72)%	$4.31	$2.81	53%
Adjusted earnings per share	$0.23	$0.53	(57)%	$0.75	$2.64	(72)%
Second Quarter Origination Segment Results
Origination segment net income decreased 60% quarter-over-quarter to $25.6 million compared to $63.4 million primarily driven by lower origination volumes as a result of higher interest rates, as well as less favorable adjustment to the fair value of contingent liabilities related to acquisitions. Gain on sale margins on pull-through adjusted locked volume increased 7% quarter-over-quarter to 357 bps and total pull-through adjusted locked volume in the second quarter of 2022 was $5.8 billion.

($ amounts in millions)	2Q’22	1Q’22	%∆	YTD’22	YTD’21	%∆
Total in-house originations	$5,721.9	$6,061.6	(6)%	$11,783.5	$17,941.2	(34)%
In-house originations # (000’s)	18	19	(5)%	37	62	(40)%
Net revenue	$212.1	$245.6	(14)%	$457.7	$780.5	(41)%
Total expenses	$186.5	$182.2	2%	$368.7	$541.6	(32)%
Net income allocated to origination	$25.6	$63.4	(60)%	$89.1	$238.9	(63)%
Second Quarter Servicing Segment Results
Net income attributed to the servicing segment was $63.9 million compared to $226.8 million in the prior quarter. The Company retained servicing rights for 89% of total loans sold in the second quarter of 2022.
Net revenue totaled $76.9 million compared to $237.6 million in the prior quarter driven by a lower upward adjustment to the fair value of the Company’s mortgage servicing rights, which was $21.1 million in the second quarter of 2022, compared to $184.6 million in the prior quarter reflecting increasing interest rates and lower prepayment speeds. Guild’s purchase recapture rate was 29% in the second quarter of 2022, which reinforces the Company’s focus on customer service and synergistic business model.

($ amounts in millions)	2Q’22	1Q’22	%∆	YTD’22	YTD’21	%∆
UPB of servicing portfolio (period end)	$75,856.6	$73,250.6	4%	$75,856.6	$65,670.3	16%
# Loans serviced (000’s) (period end)	314	307	2%	314	287	9%
Loan servicing and other fees	$54.6	$53.2	3%	$107.8	$92.9	16%
Valuation adjustment of MSRs	$21.1	$184.6	(89%)	$205.7	$(49.0)	519%
Net revenue	$76.9	$237.6	(68)%	$314.5	$42.7	636%
Total expenses	$13.0	$10.9	20%	$23.9	$24.5	(3)%
Net income allocated to servicing	$63.9	$226.8	(72)%	$290.7	$18.2	NM
Share Repurchase Program
On May 5, 2022, the Board of Directors of Guild authorized the Company to repurchase up to $20.0 million of the Company’s outstanding shares of Class A common stock over the next 24 months. During the three months ended June 30, 2022, the Company repurchased and subsequently retired 141,952 shares of Guild's Class A common stock at an average purchase price of $10.18 per share. As of June 30, 2022, $18.6 million remains available for repurchase.

Balance Sheet and Liquidity Highlights
The Company’s operating cash position was $249.0 million as of June 30, 2022. The Company’s unutilized loan funding capacity was $1.6 billion as of June 30, 2022, while the unutilized mortgage servicing rights line of credit was $235.0 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 1.3x as of June 30, 2022, defined as total secured debt including funding divided by tangible stockholders’ equity.

(in millions)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$249.0	$243.1
Mortgage servicing rights, net	$1,030.3	$675.3
Warehouse lines of credit	$1,148.6	$1,927.5
Notes payable	$118.8	$250.2
Total stockholders’ equity	$1,187.8	$920.0
Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, August 4, 2022 at 6:00 p.m. Eastern Time to discuss the Company’s results for the second quarter ended June 30, 2022.
The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register. The conference call can also be accessed by the following dial-in information:
•1-877-407-0789 (Domestic)
•1-201-689-8562 (International)
A replay of the call will be available on the Company's website at https://ir.guildmortgage.com/ approximately two hours after the live call through August 18, 2022. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13730259.
About Guild Holdings Company
Founded in 1960 when the modern U.S. mortgage industry was just forming, Guild Holdings Company is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild’s collaborative culture and commitment to diversity and inclusion enable it to deliver a personalized experience for each customer. With more than 4,500 employees and over 250 retail branches, Guild has relationships with credit unions, community banks, and other financial institutions and services loans in 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. Its shares of Class A common stock trade on the New York Stock Exchange under the symbol GHLD.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247
Forward-Looking Statements
This press release contains forward-looking statements, including statements about future profitability and positioning to capitalize on M&A opportunities and statements regarding our intention to continue to repurchase shares of the Company’s Class A common stock pursuant to the share repurchase program. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

Important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in macroeconomic and U.S. residential real estate market conditions; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; the effects of the ongoing COVID-19 pandemic; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; inaccuracies in the estimates of the fair value of the substantial portion of our assets that are measured on that basis (including our mortgage servicing rights, or “MSRs”); any failure to adapt to and implement technological changes; the failure of the internal models that we use to manage risk and make business decisions to produce reliable or accurate results; the degree of business and financial risk associated with certain of our loans; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any failure to protect our brand and reputation; any non-compliance with the complex laws and regulations governing our mortgage loan origination and servicing activities; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; the risks related to our status as a “controlled company”; the significant influence on our business that members of our board and management team are able to exercise as stockholders; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; the risks related to the trading market of our Class A common stock due to our dual class common stock structure; our ability to complete repurchases under the share repurchase program in the amount authorized or at all and the impact of the share repurchase program on our business and financial condition; the identification of material weaknesses in our internal control over financial reporting; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 as well as other documents Guild files from time to time with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.
Adjusted Net Income. We define Adjusted Net Income as earnings attributable to Guild before the change in the fair value measurements related to our MSRs, contingent liabilities related to completed acquisitions due to changes in valuation assumptions, amortization of acquired intangible assets and stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted Net Income is also adjusted by applying an implied tax effect to these adjustments. In addition we exclude the change in the fair value of MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA below because we believe this non-cash, non-realized adjustment to net revenues is not indicative of our operating performance or results of operations but rather reflects changes in model inputs and assumptions (e.g., prepayment speed, discount rate and cost to service assumptions) that impact the carrying value of the Company’s MSRs from period to period.
Adjusted Earnings Per Share. We define Adjusted Earnings Per Share as our adjusted net income divided by the basic weighted average shares outstanding of our Class A and Class B common stock.
Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), taxes, depreciation and amortization and net income attributable to the non-controlling interest exclusive of any change in the fair value measurements of the MSRs due to valuation assumptions, contingent liabilities from business acquisitions and stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations.
Adjusted Return on Equity. We define Adjusted Return on Equity as annualized Adjusted Net Income as a percentage of average beginning and ending stockholders’ equity during the period.
We use these non-GAAP financial measures to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value adjustments that are not indicative of management’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.
Our non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures rather than net income (loss) or net income (loss) attributable to Guild, which are the most directly comparable financial measures calculated and presented in accordance with GAAP for Adjusted Net Income and Adjusted EBITDA, and Return on Equity, which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Return on Equity. These limitations include that these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and may be reflected in the Company’s financial results for the foreseeable future. In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share amounts)	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$248,987	$243,108
Restricted cash	5,592	5,012
Mortgage loans held for sale	1,249,809	2,204,216
Ginnie Mae loans subject to repurchase right	616,335	728,978
Accounts and interest receivable	23,517	68,359
Derivative assets	23,080	27,961
Mortgage servicing rights, net	1,030,310	675,340
Intangible assets, net	37,050	41,025
Goodwill	173,434	175,144
Other assets	192,845	214,061
Total assets	$3,600,959	$4,383,204
Liabilities and stockholders’ equity
Warehouse lines of credit	$1,148,551	$1,927,478
Notes payable	118,750	250,227
Ginnie Mae loans subject to repurchase right	616,638	729,260
Accounts payable and accrued expenses	44,488	56,836
Accrued compensation and benefits	46,711	75,079
Investor reserves	16,919	18,437
Contingent liabilities due to acquisitions	1,557	59,500
Derivative liabilities	4,121	2,079
Operating lease liabilities	91,272	97,836
Note due to related party	1,580	2,614
Deferred compensation plan	95,040	101,600
Deferred tax liabilities	227,502	142,245
Total liabilities	2,413,129	3,463,191
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 20,616,015 and 20,723,912 shares issued and outstanding at June 30, 2022 and December 31, 2021	206	207
Class B common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at June 30, 2022 and December 31, 2021	403	403
Additional paid-in capital	43,666	42,175
Retained earnings	1,143,489	877,194
Non-controlling interest	66	34
Total stockholders' equity	1,187,830	920,013
Total liabilities and stockholders’ equity	$3,600,959	$4,383,204

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended June 30,
(in thousands, except per share amounts)	Jun 30, 2022	Mar 31, 2022	2022	2021
Revenue
Loan origination fees and gain on sale of loans, net	$207,972	$242,639	$450,611	$777,347
Loan servicing and other fees	54,595	53,177	107,772	92,851
Valuation adjustment of mortgage servicing rights	21,074	184,601	205,675	(49,046)
Interest income	14,823	15,263	30,086	29,734
Interest expense	(10,949)	(14,138)	(25,087)	(30,720)
Other income, net	22	220	242	130
Net revenue	287,537	481,762	769,299	820,296
Expenses
Salaries, incentive compensation and benefits	178,192	187,329	365,521	499,287
General and administrative	6,371	(5,630)	741	58,701
Occupancy, equipment and communication	18,973	18,312	37,285	29,494
Depreciation and amortization	3,808	3,913	7,721	3,262
Provision (relief) for foreclosure losses	1,796	(321)	1,475	2,019
Total expenses	209,140	203,603	412,743	592,763
Income before income tax expense	78,397	278,159	356,556	227,533
Income tax expense	20,108	70,186	90,294	57,991
Net income	58,289	207,973	266,262	169,542
Net income attributable to non-controlling interest	17	15	32	—
Net income attributable to Guild	$58,272	$207,958	$266,230	$169,542

Net income per share attributable to Class A and Class B Common Stock:
Basic	$0.95	$3.41	$4.36	$2.83
Diluted	$0.95	$3.38	$4.31	$2.81
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61,064	61,057	61,060	60,000
Diluted	61,650	61,494	61,779	60,234

Key Performance Indicators
Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended		Six Months Ended June 30,
($ and units in thousands)	Jun 30, 2022	Mar 31, 2022	2022	2021
Origination Data
$ Total in-house origination(1)	$5,721,931	$6,061,553	$11,783,484	$17,941,190
# Total in-house origination	18	19	37	62
$ Retail in-house origination	5,538,743	5,779,346	11,318,089	17,424,164
# Retail in-house origination	17	18	35	60
$ Retail brokered origination(2)	65,275	53,095	118,370	32,671
Total originations	$5,787,206	$6,114,648	$11,901,854	$17,973,861
Gain on sale margin (bps)(3)	363	400	382	433
Pull-through adjusted locked volume(4)	5,824,911	7,257,489	12,997,291	17,120,941
Gain on sale margin on pull-through adjusted locked volume (bps)(5)	357	334	347	454
Refinance recapture rate(6)	39%	55%	50%	64%
Purchase origination %	84%	66%	75%	47%
Servicing Data
UPB (period end)(7)	$75,856,564	$73,250,575	$75,856,564	$65,670,291
_________________
(1)Includes retail and correspondent loans and excludes brokered loans.
(2)Brokered loans are defined as loans we originate in the retail channel that are processed by us but underwritten and closed by another lender. These loans are typically for products we choose not to offer in-house.
(3)Represents loan origination fees and gain on sale of loans, net divided by total in-house origination to derive basis points.
(4)Pull-through adjusted locked volume is equal to total locked volume multiplied by pull-through rates of 92.7%, 93.8% and 90.7% as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(5)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(6)Refinance recapture rate is calculated as the total UPB of our clients that originated a new mortgage with us to refinance an existing mortgage in a given period, divided by the total UPB of our clients that paid off their existing mortgage and originated a new mortgage in the same period.
(7)Excludes subserviced portfolios of $0.6 billion as of June 30, 2021. During the fourth quarter of 2021, we sold our subservicing portfolios.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net Income Attributable to Guild to Adjusted Net Income (unaudited)

	Three Months Ended		Six Months Ended June 30,
(in millions, except per share amounts)	Jun 30, 2022	Mar 31, 2022	2022	2021
Net income	$58.3	$208.0	$266.3	$169.5
Net income attributable to non-controlling interest(1)	—	—	—	—
Net income attributable to Guild	$58.3	$208.0	$266.2	$169.5
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	(46.9)	(209.5)	(256.4)	(30.8)
Change in fair value of contingent liabilities due to acquisitions	(16.5)	(28.9)	(45.4)	13.1
Amortization of acquired intangible assets	2.0	2.0	4.0	—
Stock-based compensation	1.7	1.3	3.0	3.1
Tax impact of adjustments(2)	15.3	59.3	74.6	3.7
Adjusted Net Income	$13.9	$32.1	$46.0	$158.7

Weighted average shares outstanding of Class A and Class B Common Stock	61	61	61	60
Earnings per share	$0.95	$3.41	$4.36	$2.83
Adjusted earnings per share	$0.23	$0.53	$0.75	$2.64
_________________
Amounts may not foot due to rounding
(1)Net income attributable to non-controlling interest was $17 thousand, $15 thousand and $32 thousand for the three months ended June 30, 2022 and March 31, 2022 and the six months ended June 30, 2022, respectively.
(2)Implied tax rate used was 25.6%, 25.2%, 25.3% and 25.5% for the three months ended June 30, 2022 and March 31, 2022 and the six months ended June 30, 2022 and 2021, respectively.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)

	Three Months Ended		Six Months Ended June 30,
(in millions)	Jun 30, 2022	Mar 31, 2022	2022	2021
Net income	$58.3	$208.0	$266.3	$169.5
Add adjustments:
Interest expense on non-funding debt	1.4	1.7	3.2	3.0
Income tax expense	20.1	70.2	90.3	58.0
Depreciation and amortization	3.8	3.9	7.7	3.3
Change in fair value of MSRs due to model inputs and assumptions	(46.9)	(209.5)	(256.4)	(30.8)
Change in fair value of contingent liabilities due to acquisitions	(16.5)	(28.9)	(45.4)	13.1
Stock-based compensation	1.7	1.3	3.0	3.1
Adjusted EBITDA	$22.0	$46.7	$68.6	$219.2
_________________
Amounts may not foot due to rounding

Reconciliation of Return on Equity to Adjusted Return on Equity
(unaudited)

	Three Months Ended		Six Months Ended June 30,
($ in millions)	Jun 30, 2022	Mar 31, 2022	2022	2021
Numerator: Adjusted Net Income	$13.9	$32.1	$46.0	$158.7
Denominator: Average stockholders’ equity	1,158.5	1,024.6	1,053.9	792.3
Adjusted Return on Equity	4.8%	12.5%	8.7%	40.1%
Return on Equity	20.1%	81.2%	50.5%	42.8%

Guild Holdings Company

Second Quarter 2022 Earnings Conference Call

August 4, 2022

C O R P O R A T E P A R T I C I P A N T S

Michael Kim, Investor Relations

Mary Ann McGarry, Chief Executive Officer and Director

Terry Schmidt, President and Director

Amber Kramer, Senior Vice President and Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Donald Fandetti, Wells Fargo

Rick Shane, JP Morgan

Trevor Cranston, JMP Securities

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen, and welcome to the Guild Holdings Company Second Quarter 2022 Earnings Conference Call.

Later, we will conduct a question-and-answer session. As a reminder, this call is being recorded.

I would now like to turn the conference over to Michael Kim of Investor Relations. Please go ahead, Michael.

Michael Kim

Thank you and good afternoon everyone.

Before we begin, I'd like to remind everyone that comments on this conference call may contain certain forward-looking statements regarding the Company's expected operating and financial performance for future periods and industry trends. These statements are based on the Company's current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of risks or other factors that are described in greater detail under the section titled Risk Factors in Guild's Form 10-K and 10-Q and in other reports filed with the U.S. Securities and Exchange Commission.

Additionally, today's remarks will refer to certain non-GAAP financial measures. Reconciliations of non-GAAP financial measures to the corresponding GAAP measures can be found in our earnings release filed today with the SEC and are also available on Guild's Investor Relations website.

Participating in the call today are Chief Executive Officer, Mary Ann McGarry, President, Terry Schmidt, and Chief Financial Officer, Amber Kramer.

Now I'd like to turn the call over to Mary Ann McGarry. Mary Ann?

Mary Ann McGarry

Thank you, Michael. Good afternoon everyone and thank you for joining us.

As always, I'm joined by our President, Terry Schmidt, and our Chief Financial Officer, Amber Kramer. Our Chief Operating Officer, David Neylan, will join us for Q&A after our prepared remarks.

Despite higher interest rates, excess capacity, and limited inventories, I am pleased we were once again able to deliver solid financial results for the second quarter of 2022. Adjusted net income and adjusted earnings per share came in at $14 million and $0.23 per share respectively for the second quarter of this year, compared to $32 million and $0.53 per share for the prior quarter. Much of the sequential declines in revenue and income can be tied to lower origination volumes and margins, consistent with broader industry trends.

From our perspective, as cycles turn, near-term challenges present longer-term opportunities. Our tenured Management team maintains a proven track record of generating consistent financial performance over market cycles. We believe our differentiated, purchase-focused business model positions us well going forward as refinancing volumes continue to fade. In the second quarter purchase loans accounted for 84% of our total origination volumes compared to 66% in the prior quarter and an estimated 70% for the mortgage industry according to the Mortgage Bankers Association.

We remain focused on product development to stay in front of shifting market trends. Last quarter, we discussed our new GreenSmart Advantage product in partnership with the Home Depot. The program is designed to help home buyers save on utility costs and manage multiple payments by bundling the cost of new energy efficient appliances into mortgage loans.

This quarter, we introduce CashPass, a new program to help home buyers compete with all-cash offers in today's competitive housing market. Guild's CashPass program allows home buyers to write a cash offer and be more competitive against other all-cash bids or multiple offers.

In July, we introduced Complete Rate, a new program that provides a more inclusive path to home ownership, based on residual income analysis and rent payment history, an alternative to the traditional FICO credit score.

As indicated by our operating history during many market cycles, we rightsized the business to align costs with volume trends while capitalizing on market dislocations. Through the first half of this year, we realized approximately $40 million of cost savings, primarily through headcount reductions on an annualized basis. We will continue to manage the business as market dynamics evolve.

Our strong and liquid balance sheet remains a key differentiating factor. We maintain favorable leverage ratios and healthy liquidity levels to fund growth despite market conditions. Pursuant to our share repurchase program, we recently returned excess capital to shareholders by repurchasing approximately 142,000 shares in May and June at an average stock price of $10.18 per share. We believe we remain well-positioned to capitalize on M&A opportunities. The mortgage industry remains highly fragmented, and we believe smaller firms are finding it increasingly difficult to maintain profitability in the face of lower revenue, shifting competitive dynamics, and over capacity.

Broader market disruptions are driving a flight to quality with individual salespeople and teams, as well as companies, increasingly attracted to Guild’s differentiated, purchase-focused business model along with our successful acquisition track record. In addition to our ongoing organic recruiting efforts, which are tracking ahead of expectations, we are increasingly benefiting from a flight to stability. The number of inbound calls we are receiving from individual loan officers and teams continues to trend higher, especially as competitors exit the business.

While it will take time for incoming loan officers to build volume, we see the current market as presenting opportunities to add talent as we continue to generate profitable growth across market cycles. I am confident in our growth prospects as we increasingly leverage our existing capabilities and balance sheet, as well as broaden the platform.

With that, I'd like to turn it over to our President, Terry Schmidt. Terry?

Terry Schmidt

Thanks, Mary Ann.

As I've discussed on prior calls, our scale-enabled servicing business acts as a natural hedge to our origination segment during periods of rising interest rates and is an increasingly important growth driver for revenue and cash flow. Focusing on the second quarter, we booked $47 million of favorable valuation adjustments of MSRs compared to $209 million in the prior quarter. It's important to understand these adjustments are non-cash in nature, though higher rates typically drive slower prepayments and longer holding periods, thereby extending recurring cash flows over time.

The unpaid principle balance of our servicing portfolio, consisting primarily of MSRs sourced through our retail channel, was up 4% quarter-over-quarter to $75.9 billion, driving growth in related servicing fees. The strength of our scale-driven servicing platform, along with our focus on customer service and relationships, not only supports our client retention rates but also supports growth in the servicing channels’ contribution to net operating income and positive cash flow.

We retained servicing rights for 89% of total loans sold in the second quarter of 2022, with strong retrenching driving ongoing growth in UPB levels and related fees. In addition, our servicing platform, along with our focus on customer service, supports strong recapture rates. For the second quarter of 2022, our purchase recapture rate was 28.7%.

Turning to gain on sale margins, I wanted to touch on some of the moving parts in the second quarter, as Amber will discuss in greater detail next, our gain on sale margins on pull-through adjusted locked volume was 357 basis points for the second quarter compared to 334 basis points in the first quarter.

Looking ahead, we expect gain on sale margins to stabilize in the second half of this year, assuming excess capacity continues to contract, thereby driving more favorable pricing dynamics over time. Having said that, a sustainable step up in gain on sale margins will be dependent upon market rate and spread trends as well as broader inventory levels.

I'll now turn the call over to our Chief Financial Officer, Amber Kramer, to discuss the financials in more detail. Amber?

Amber Kramer

Thank you, Terry.

As is our standard practice, my comments will focus on sequential quarter comparisons. For the second quarter of 2022, we generated $5.7 billion of total in-house loan originations compared to $6.1 billion in the first quarter. Net revenue totaled $288 million compared to $482 million in the prior quarter while net income totaled $58 million or $0.95 per diluted share. Adjusted net income totaled $14 million or $0.23 per share while Adjusted EBITDA totaled $22 million for the second quarter.

Turning to non-GAAP results. Adjusted figures for the second quarter excluded a $46.9 million favorable change in fair value of MSRs compared to a $209.5 million markup in the prior quarter, with the differential largely attributable to an evolving rate backdrop. In addition, we booked a $16.5 million change in fair value of contingent liabilities due to acquisitions, which was reflected as a benefit to G&A expense, compared to $28.9 million in the first quarter of 2022.

Focusing on our origination segment, our gain on sale margin came in at 363 basis points on $5.7 billion of total funded originations for the second quarter, down from 400 basis points on $6.1 billion of funded originations in the first quarter. Our gain on sale margin on pull-through adjusted locked volume was 357 basis points compared to 334 basis points in the prior quarter. Pull-through adjusted locked volume totaled $5.8 billion in the second quarter compared to $7.3 billion in the prior quarter, primarily reflecting a more challenging macro backdrop.

For our servicing segment, we generated $64 million of net income in the second quarter versus $227 million in the prior quarter, with the quarter-over-quarter decline mostly a function of less favorable MSR valuation adjustments. That was partially offset by higher servicing fees on continued growth and unpaid principle balances.

At a high level, we maintain a variable cost base, which we believe we can optimize as market conditions dictate. As Mary Ann mentioned, we have realized approximately $40 million of annualized expense savings through the first half of the year, which is primarily a result of staff reductions and their associated total compensation.

Importantly, we maintain the flexibility to continue to invest for growth and implement further cost savings as needed. Looking ahead, expense levels in the second half of the year will be partially dependent on volume trends and we will provide updates on our progress if appropriate as we move forward. Our balance sheet remains strong, and our assets consist primarily of high quality loans and MSRs.

Turning to liquidity. As of June 30, cash and cash equivalents, excluding funds to pay down our warehouse lines, totaled $249 million while warehouse lines of credit totaled $2.7 billion with unused capacity of $1.6 billion. Our leverage ratio, which we define as total debt including funding divided by tangible stockholders’ equity, was 1.3 times as of June 30, 2022 compared to 1.4 times at March 31, 2022 and 3.1 times as of December 31, 2021.

We continue to focus on the best way to deploy capital while managing through uncertain times with financial prudency. Our strong balance sheet and liquidity enables us to invest in the business and strategically deploy capital in a disciplined manner to drive growth and shareholder value over time.

As Mary Ann mentioned earlier, from early May to the end of June, we repurchased approximately 142,000 shares at an average stock price of $10.18 per share. Book value per share was $19.49 as of the end of the second quarter, while we grew tangible book value per share by 7% on a sequential basis to $16.04.

In addition, our capital position and differentiated business model facilitates capitalizing on strategic M&A opportunities that complement our organic growth should they arise as we have done successfully throughout our Firm's history. We generated $1.5 billion of loan originations and $1.5 billion of pull-through adjusted locked volume in July. Given the month just ended, we are still in the process of finalizing our gain on sale margin calculation for July at the moment.

As Terry mentioned, we forecast margins to stabilize in the second half of the year, assuming supply and demand imbalances normalize, though it will take time for more favorable market dynamics to flow through gain on sale revenue.

With that, we'll open the call up for questions. Operator?

Operator

Thank you.

Our first question comes from the line of Donald Fandetti with Wells Fargo. Please proceed with your question.

Donald Fandetti

Yes, can you talk a little bit about your gain on sale expectations over the next several quarters? Are you sort of implying that under certain scenarios maybe that could increase from the Q2 357?

Amber Kramer

Thanks, Don, for your question.

Obviously we don't provide guidance on gain on sale going forward. What we're referring to is seeing that there's a possibility with the changes that are happening, with excess capacity being reduced, that they would stabilize. Definitely not saying at this point anything about gain on sale increasing from where it is, but with the changes that are happening in the market right now, that will take a few quarters still to pass through gain on sale. We do think that there's stabilization, as we said, as supply and demand start to align going forward.

Donald Fandetti

Got it.

Then on capital management, do you think it makes more sense to buy back stock versus making an acquisition. How do you balance that?

Amber Kramer

We look at all of our options. We definitely want to invest back in the business and increase shareholder value, so we're constantly looking at what our options are to invest back in the business from recruiting, M&A, and while doing so, because we're in a strong capital position, we have the ability to increase shareholder value by repurchasing shares as well.

Donald Fandetti

Thank you.

Operator

Our next question comes from the line of Rick Shane with JP Morgan. Please proceed with your question.

Rick Shane

Thanks everyone for taking my questions this afternoon. Amber, I'm going to follow up on Don's question about gain on sale. When you say stabilize, that just suggests that it's going to be at some level for a period of time. Can you at least put that in context? Is it stable in the context of second quarter gain on sale? Is that where you see it stabilizing? Stabilizing without any context kind of confuses us.

Amber Kramer

Sure.

There was significant market volatility in Q1, as we know, and in prior years, and in Q2 we saw the drop quarter-over-quarter. So from where we are now that would be stabilization going forward is what I would say. Again, that's dependent on market dynamics, how fast excess capacity is shutting. But we believe from what we're seeing that from where we are now that that could stabilize in the coming quarters.

Rick Shane

That's helpful context, just to set a level, and it actually dovetails into my next question, which is that if we think back historically in periods where capacity came out of the industry, and we think about 2006 to 2008, and then we think about 2008 to 2010, it seems like, in hindsight, 2006 to 2008 capacity reduction was somewhat gradual and delayed because rates were moving slowly higher, and then obviously there was a huge dislocation with the GFC.

Are you seeing that capacity is coming out faster this time because of the severity of the movement in rates, which really doesn't have any recent sort of analog?

Amber Kramer

I can speak to what we're seeing now and then, Mary Ann or Terry, if you want to talk about 2006, 2008.

I think with everything, the rates dropping so quickly in the beginning of the year, there was some reaction to the market, and so everybody's playing catch up in the industry as a whole, and so in that sense, it would be slower. I think because of the excess capital from the two years prior that people have, they can hold on and possibly keep additional staff while getting additional volume because they have the excess capital to spend. That's elongating the process of the excess capacity coming out of the market.

Terry Schmidt

Yes, this is Terry.

In 2008 and 2009, the shift of just the product and the type of business that mortgage companies were doing, there was so much Alt A that had so quickly dried up, but at the same time, if you were already securitizing with the GSEs and with Ginnie Mae, the margins were going up quite rapidly.

We're in such a different marketplace where most of the products are the GSEs and the Ginnie Mae product, and just the rate movement going up so fast. I think everybody—if you compare it to what was happening in 2018 and 2019, I think companies are actually moving faster to make change than they were then.

Mary Ann McGarry

This is Mary Ann, and I would just add that back in 2008 time period, there was a lot more companies that were very levered. They didn't have a lot of cash to help them sustain through the volatility, where I think in 2020 and 2021, there was a lot of equity built up throughout the industry, and so I think they have a lot more in for patience through the volatility this time around.

Rick Shane

Okay. That's helpful context and I appreciate it. Thank you.

Operator

Thank you.

Our next question comes from the line of Trevor Cranston with JMP Securities. Please proceed with your question.

Trevor Cranston

Thanks.

I missed the details you provided on the new loan product that you'd rolled out in July. I was wondering if you could just briefly summarize that again and say if that's a GSE eligible product, or if it's something that would have a different outlet.

Then the second part of that question, if you could maybe talk about other product areas you might be evaluating going forward, if you guys are looking at anything like second lien products or just any color that would be helpful. Thanks.

Mary Ann McGarry

Sure.

I think you're referring to the Complete Rate program and that we recently rolled out, and it's an alternative to the traditional FICO score and creates a path for home ownership predominantly for first time home buyers and the underserved, and yes, it's GSE eligible.

We are also constantly looking at new programs and talking to investors and being creative to bring to the market something that will help home ownership throughout and for all types of home buyers, whether it's first time home buyers or jumbo home buyers. The other thing is that to answer your question about the HELOCs, yes, we're looking at HELOCs and seconds and outlets for that.

Terry Schmidt

Just another note on Complete Rate. It is eligible for FHA, VA, and Rural Housing. It's not eligible for Fannie and Freddie. It's just a different review, not using FICO to qualify the borrower, but using a residual income analysis and reviewing their rent payment history. I would say outside of the HELOCs and the seconds, we're more focused on trying to figure out programs that help the underserved and the first time home buyer. We've got a lot of thoughts about that, and we're working hard to bring out some additional products there.

Trevor Cranston

Okay, got it. That's helpful.

Then on the expense side of things you guys mentioned that you're trying to use your relative position of strength and remaining profitable as an opportunity to gain market share and hire some talented people, but as you look at the overall Company, are there any areas where you guys have identified that could be potential for saving costs as volumes come down and margins remain tight in the near term?

Amber Kramer

Yes. What we had referred to on the call and our prepared remarks was in the first half of the year we have annualized savings of about $40 million, primarily from staff reduction, so we look at internal metrics and measure to that, and that would be aligned with the volume that we're originating and what we're seeing coming down the pipe. Because of our cost structure, it's primarily on the staffing side because we don't have large, fixed costs other than staffing.

We're always monitoring our internal metrics and looking at that and aligning that with volume, and that's where that cost savings is coming from.

Trevor Cranston

Got it. Okay. Appreciate the comments. Thank you.

Operator

Thank you.

At this time, we have reached the end of the question-and-answer session. I would now like to turn the call back over to Mary Ann McGarry for any closing remarks.

Mary Ann McGarry

Thank you everyone for joining us today. Have a great evening and we look forward to updating you on the next call. Thank you.

Operator

This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation. Have a great day.